EXHIBIT (h)(1)

                ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
                ------------------------------------------------

     THIS AGREEMENT is entered into as of July 7, 2008 and effective as of September 8, 2008 or such other date as the parties agree in writing (the "Effective Date") by and between PFPC INC., a Massachusetts corporation ("PFPC"), and YIELDQUEST FUNDS TRUST, a Delaware business trust (the "Fund"). Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

                                   BACKGROUND

     A. The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

     B. The Fund wishes to retain PFPC to provide administration and accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and PFPC wishes to furnish such services.

     C. This Background Section is incorporated by reference into, and made a part of, this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1. APPOINTMENT. The Fund hereby appoints PFPC to provide administration and accounting services to each of the Portfolios, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services. PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

2.   INSTRUCTIONS.
     -------------

     (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

     (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the

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Fund's Board of Trustees or of such Portfolio's shareholders, unless and until
PFPC receives Written Instructions to the contrary.

     (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

3.   RIGHT TO RECEIVE ADVICE.
     ------------------------

     (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions from the Fund.

     (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Portfolio's investment adviser or PFPC, at the option of PFPC). Each party shall bear the expenses of its own legal counsel; provided that PFPC shall not be responsible for Fund counsel fees that result from PFPC's interaction with Fund counsel in the ordinary course of business.

     (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel; provided, that PFPC shall notify the Fund in the event of a material conflict prior to following such advice.

     (d) No Obligation to Seek Advice. Except as set forth above, nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or
(ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

4.   RECORDS; VISITS.
     ----------------

     (a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. The Fund and its Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense.

     (b)    PFPC shall keep the following records:

            (i) all books and records with respect to each Portfolio's books of account;

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            (ii)     records of each Portfolio's securities transactions; and

            (iii) all other books and records as the Fund is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

5. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information relating to a Portfolio's investments, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund, the Portfolios or PFPC, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund and its Portfolios, or PFPC, a competitive advantage over their respective competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by PFPC in connection with an independent third party compliance or other review; (h) is necessary or desirable for PFPC to release such information in connection with the provision of services under this Agreement; or (h) has been or is independently developed or obtained by the receiving party. The provisions of this Section 5 shall survive termination of this Agreement for a period of three
(3) years after such termination.

6. LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund. Notwithstanding the foregoing, the parties acknowledge that the Fund shall retain all ownership rights in Fund data (i.e., any data that relates solely to the Fund or any Portfolios), which resides on the PFPC System.

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8.   DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. PFPC has adopted a disaster recovery plan which is reasonably designed to enable PFPC to provide the services contemplated by this Agreement following a disaster. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions and to recover any necessary data. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own intentional willful misconduct, bad faith, negligence or disregard of its duties or obligations under this Agreement.

9.   COMPENSATION.
     -------------

     (a) As compensation for services rendered by PFPC during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC. In addition, the Fund, on behalf of the Portfolios, agrees to pay such expenses as may be agreed to in writing, from time to time, by the Fund and PFPC.

     (b) The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to, or payments by or from, the Portfolio's adviser in respect of or as a result of this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund or a Portfolio relating to the Agreement have been fully disclosed to the Board of Trustees of the Fund and that the Board of Trustees has approved the terms of this Agreement, any such fees and expenses, and any such benefits. The Fund further represents and warrants that PFPC will be afforded access to the Board of Trustees to make the disclosures described in the following sentence. Subject to the foregoing sentence, PFPC hereby represents and warrants that it has disclosed to the Fund in writing and will update these disclosures upon the reasonable request of the Fund with regard to the monetary benefits accruing to PFPC in connection with this Agreement, including, but not limited to, (i) the amount of any excess credits, and/or (ii) up-front payments, signing and/or periodic payments fees and expenses, that PFPC and/or its affiliates may receive from third-parties as a result of PFPC's services to the Portfolios pursuant to this Agreement. In disclosing the benefits it receives to the Fund, PFPC shall specify the dollar amount of benefits received and the entity receiving such benefits.

     (c) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to PFPC the fees set forth in the applicable fee letter that are payable in connection with this Agreement.

10.  STANDARD OF CARE/LIMITATION OF LIABILITY.
     -----------------------------------------

     (a) PFPC shall exercise reasonable care in the performance of its duties under this Agreement. Subject to the terms of this Section 10, PFPC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PFPC's

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own willful misconduct, bad faith, negligence, or disregard of its duties under this Agreement ("Standard of Care").

     (b) PFPC's liability to the Fund and any person or entity claiming through the Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory ("Loss") shall not exceed $1.0 million per occurrence; provided that, the foregoing limitation shall not apply with respect to a Loss to the extent it results from a fraudulent act or willful misconduct of PCPC or its employees.

     (c) PFPC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party (other than a third party to whom PFPC has delegated some of its duties under this Agreement, with the exception of pricing vendors); failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

     (d) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine. PFPC shall not be liable for any damages that are caused by actions or omissions taken by PFPC in accordance with Written Instructions or advice of counsel. PFPC shall not be liable for any damages arising directly out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

     (e) Neither PFPC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC or its affiliates.

     (f) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     (h)    This Section 10 shall survive termination of this Agreement.

11.  INDEMNIFICATION.
     ----------------

     (a) Absent PFPC's failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys' fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (i) an act or omission of the Fund, a Portfolio, or any contractor or subcontractor in connection with providing services to the Fund or a Portfolio or a predecessor

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service provider; and (ii) any action taken or omitted to be taken by PFPC in connection with the provision of services to the Fund under this Agreement. Notwithstanding the foregoing, PFPC acknowledges and agrees that, for purposes of this Agreement, each Portfolio's obligations are separate and distinct. As such, the obligations of the Fund with respect to services provided by PFPC to, or in respect of, a particular Portfolio under this Agreement shall not be binding upon any other series of the Fund, or upon any shareholder, trustee, officer, employee or agent of such Portfolio individually, but shall be binding only upon the assets and property of that Portfolio. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.

     (b) Subject to Section 10, PFPC shall indemnify, defend and hold harmless the Fund, each Portfolio, and their affiliates, and their respective trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys' fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) to the extent arising directly from PFPC's failure to act in accordance with the Standard of Care in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of PFPC, its successors and assigns, notwithstanding the termination of this Agreement.

     (c)     Indemnification Process.
             A. Notice of the Action. A party that seeks indemnification under this Agreement must promptly give the other party notice of any legal action. But a delay in notice does not relieve an indemnifying party of any liability to an indemnified party, except to the extent the indemnifying party shows that the delay prejudiced the defense of the action.

             B. Participating in or Assuming the Defense. The indemnifying party may participate in the defense at any time or it may assume the defense by giving notice to the other party. After assuming the defense, the indemnifying party:
             (1) must select an attorney that is reasonably satisfactory to the other party;
             (2) is not liable to the other party for any later attorney's fees or for any other later expenses that the other party incurs, except for reasonable investigation costs;
             (3) must not compromise or settle the action without the other party's consent (but the other party must not unreasonably withhold its consent); and
             (4) is not liable for any compromise or settlement made without its consent.

             If one party elects to participate in or assume the defense of a Loss, the electing party shall act in good faith in making any compromise or entering into any settlement, and shall consider the most appropriate resolution taking into account the effect of such resolution on the other party's business reputation.

             C. Failing to Assume the Defense. If the indemnifying party fails to participate in or assume the defense within 15 days after receiving notice of the action, the indemnifying party is bound by any determination made in the action or by any compromise or settlement made by the other party.

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     (d)     This Section 11 shall survive termination of this Agreement.

12. DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following accounting services:

     (i) Journalize investment, capital share and income and expense activities;

     (ii) Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the "Adviser");

     (iii)   Maintain individual ledgers for investment securities;

     (iv)    Maintain historical tax lots for each security;

     (v) Reconcile cash and investment balances of the Portfolio with the Custodian and other accounts containing cash and investments (investment/brokerage accounts) on a daily basis, and provide the Adviser with the beginning cash balance available for investment purposes;

     (vi) Update the cash availability throughout the day as required by the Adviser;

     (vii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

     (viii) Calculate various contractual expenses (e.g., advisory and custody fees);

     (ix) Prepare annual expense budge and monitor the expense accruals and notify an officer of the Fund or other Authorized Person of any proposed adjustments with respect to the Portfolio; and provide formal expense accrual at least quarterly;

     (x) Control all disbursements and authorize such disbursements upon Written Instructions;

     (xi)    Calculate capital gains and losses;

     (xii)   Determine net income;

     (xiii) Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Portfolio's investments;

     (xiv) Transmit or make available a copy of the daily portfolio valuation to the Adviser;

     (xv)    Compute net asset value;

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     (xvi)   As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

     (xvii) Review daily the net asset value calculation and dividend factor (if any) for each Portfolio prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ; and

     (xviii) Assist in classifying securities under FAS 157.

13. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following administration services with respect to each
     Portfolio:

     (i) Prepare quarterly broker security transactions summaries and provide backup documentation such as the list of trades in Excel format;

     (ii)    Prepare monthly security transaction listings;

     (iii) Supply various normal and customary statistical data for the Portfolio as requested on an ongoing basis;

     (iv) Calculate and monitor wash sales and other tax adjustments required by the Internal Revenue Code; and prepare for execution and filing the Portfolio's (or the Fund's) Federal and state tax returns, including supporting schedules and workpapers as requested by the Fund's auditors in connection with their review;

     (v) On each Business Day, conduct compliance testing on a T+2 basis for agreed upon compliance by each Portfolio with: (a) IRS and SEC diversification tests; (b) investment restrictions imposed by Investment Company Act of 1940; and (c) investment restrictions included in the Fund's Prospectus and SAI; provided such are determinable based upon the Fund's accounting records maintained by PFPC. Results will be shared with the Advisor and any exceptions noted on a daily basis;

     (vi) Monitor, at least monthly, the Portfolio's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended; and provide reports to the Fund on the results of such activities;

     (vii) Monitor, at least monthly, the Portfolio's portfolio investments for compliance with IRS rules and regulations, including but not limited to, those applicable to tax-exempt funds as identified in writing to PFPC (such as 50% RIC test) and the diversification and income requirements of Subchapter M;

     (viii) Prepare the annual and semi-annual shareholder reports (incorporating non-financial statement information provided by the Fund's adviser), and prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX (with the Portfolio providing the voting records in the format required by PFPC). PFPC shall promptly provide any back up documents and/or notes prepared in connection with PFPC's preparation of

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             annual and semi-annual shareholder reports to the Fund upon request;

     (ix) Prepare and coordinate the filing of annual Post-Effective Amendments to the Fund's Registration Statement, and one supplement per quarter (not to exceed one-half page in length) to its Prospectus and/or Statement of Additional Information; calculate necessary information for and provide charts, expense disclosures and other financial information as required by annual filings and updates mentioned above; with respect to such Portfolio; prepare and file (or coordinate the filing of) (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

     (x) Administratively assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Portfolio (and the Fund) and coordinating the filing of such fidelity bond in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund's Board of Trustees;

     (xi) Draft agendas (with fund counsel making the final selection of agenda items) and resolutions for quarterly board meetings;

     (xii)   Assemble and mail board materials for quarterly board meetings;

     (xiii)  Attend quarterly board meetings and draft minutes thereof;

     (xiv) Maintain a regulatory calendar listing various SEC filing (with respect to the Portfolio) and Board approval deadlines;

     (xv) Calculate and forward distribution rates approved by the Fund to the Fund's transfer agent;

     (xvi) Prepare and provide to transfer agent redesignations necessary for the transfer agent to prepare shareholder Forms 1099;

     (xvii) Make available appropriate individuals to serve as non-certifying officers of the Fund (to serve only in ministerial or administrative capacities relevant to the services hereunder, except as otherwise provided in this Agreement), limited to Secretary, Assistant Secretary, Assistant Treasurer, upon designation as such by the Board (and upon the approval of The PNC Financial Services Group, Inc.);

     (xviii) Provide to the Fund PFPC's data repository and analytics suite services as set forth on Exhibit Y attached hereto and made a part hereof, as such Exhibit Y may be amended from time to time. Persons who are Fund "Authorized Users" and may access the data repository and analytics suite are set forth on Exhibit Z attached hereto and made a part hereof, as such Exhibit Z may be amended from time to time;

     (xix) Administratively assist the Fund in providing Fund documents in the possession of PFPC for SEC, FINRA and IRS examinations;

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     (xx)    Provide sub-certifications to the Fund's chief executive officer and chief financial officer in support of certain matters set forth in the certifications of the Fund's chief executive officer and chief financial officer which certifications are required by Rule 30a-2(a) under the 1940 Act to be included with the Fund's Form N-CSR filings, such sub-certifications to be in such form as agreed between the Fund and PFPC from time to time. PFPC shall be required to provide a sub-certification only during the term of this Agreement and only if it receives such cooperation as it may reasonably request to perform its investigations with respect to the sub- certification. For clarity, the sub-certification is not itself a certification under any regulatory requirement;

     (xxi) Prepare and mail 1099 tax documents Trustees and other services providers as required;

     (xxii) Provide the Fund with quarterly updates on key regulatory events under the 1940 Act;

     (xxiii) Maintain corporate records on behalf of the Fund, including, but not limited to, executed Fund agreements, final Board books, final minutes, the Declaration of Trust of the Fund and By-Laws for the Fund (to the extent such documents are provided to PFPC); and

     (xxiv) Provide compliance policies and procedures related to services provided by PFPC and, if mutually agreed, certain PFPC affiliates, summary procedures thereof and an annual certification letter.

     (xxv)   Provide tax basis year-end distribution estimates.

Regulatory services performed by PFPC will be subject to the review of Fund counsel as the Fund may, in its discretion, determine; provided that the services described in subsection 13(viii) (with respect to N-Q and N-CSR filings only) and in subsections 13(ix), 13(xi), and 13(xiii) will be subject to the review and approval of Fund Counsel.

14.  DURATION AND TERMINATION.
     -------------------------

     (a) This Agreement shall be effective on the Effective Date and unless terminated pursuant to its terms shall continue for a period of five (5) years (the "Initial Term").

     (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

     (c) If a party hereto is guilty of a material failure to perform its duties and obligations

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hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party")
may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

     (d) In addition to subsection (c) above, each of the Fund or PFPC may also terminate this Agreement by providing thirty (30) days written notice in the event of any of the foregoing, which events shall be deemed "cause" for purposes of this Agreement (i) a final, non-appealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (ii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (iii) if the cumulative Losses payable by PFPC under Sections 10 and 11 exceed $2.5 million; or (iv) the sale or transfer of a controlling interest in, or the sale or transfer of all or substantially all of the assets of PFPC or its parent company, if such sale or transfer results, in the opinion of the Fund's Board of Trustees, in a diminution of services provided to the Fund (with the 30-day termination notice described above to be provided within six months after the Fund receives notice of such sale or transfer); or (v) the commencement of an enforcement proceeding against PFPC by the Securities and Exchange Commission (with the 30 day termination notice described above to be provided within 60 days after the terminating party receives notice of the commencement of the enforcement proceeding). Fees and out-of-pocket expenses incurred by PFPC but unpaid by the Fund, upon such termination shall be immediately due and payable upon such termination.

     (e) In the event of termination, PFPC shall, upon request by the Fund, make a good faith effort to facilitate a conversion to the Fund's successor service provider, including by promptly transferring to such successor all relevant books, records, correspondence and other data established or maintained by PFPC under this Agreement, and otherwise cooperating in the transfer of such duties and responsibilities to the successor service provider. All expenses (including reasonable cash disbursements (such cash disbursements to effect such termination not to exceed $25,000)), associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund.

     (f) Notwithstanding anything contained in this Agreement to the contrary, if in connection with a Change in Control the Fund gives notice to PFPC terminating it as the provider of any of the services hereunder or if the Fund otherwise terminates this Agreement before the expiration of the then-current Initial or Renewal Term other than due to a material breach by PFPC or other termination for cause ("Early Termination"):

             (i) Before the effective date of the Early Termination, the Fund shall pay to

             PFPC an amount equal to all fees and other amounts ("Early Termination Fee") calculated as if PFPC were to provide all services hereunder until the lesser of the expiration of (i) the then-current Initial or Renewal Term, or (ii) a twelve (12) month period. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PFPC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given). Nothing in this Section 14(f)(i) shall be deemed to require an Early Termination Fee in the event the Fund terminates this Agreement due to a material breach by PFPC or other termination for cause by the Fund in accordance with Section 14(d) above.

             (ii) The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PFPC for the termination of services before the expiration of the then-current Initial or Renewal Term.

             (iii) For purposes of Section 14(f), "Change in Control" means a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any affiliate of the Fund or its Portfolios.

             (iv) If the Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to "expiration of the then-current Initial or Renewal Term" shall be deemed to mean "expiration of the Renewal Term immediately following the then-current Initial or Renewal Term."

             (v) If any of the Fund's assets serviced by PFPC under this Agreement are removed from the coverage of this Agreement and are subsequently serviced by another service provider providing services similar to contemplated by this Agreement (including the Fund or an affiliate of the Fund) ("Removed Assets"): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets; and, (ii) at, PFPC's option, either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PFPC, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets. Notwithstanding the foregoing, the Fund shall not be deemed to have caused an Early Termination in the event that the Board of Trustees of the Trust determines to close some (but not all) of the Portfolios (each, a "Closed Fund") provided that such Closed Fund's assets are not subsequently transferred to, or serviced by, another service provider for similar services.

15.  NOTICES. Notices shall be addressed
     --------

     (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809,
Attention: President (or such other address as PFPC may inform the Fund in writing);

     (b) if to the Fund, 3280 Peachtree Road, Suite 2600, Atlanta, GA 30305,
Attention: David Summers, Treasurer and CFO, (or such other address as the Fund may inform PFPC in writing); or

     (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.

If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered

16. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

17. ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., upon the written consent of the Fund, which such consent may not be unreasonably withheld, delayed or conditioned.

18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

20.  MISCELLANEOUS.
     --------------

     (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by PFPC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund and its Portfolios, unless the parties hereto expressly agree in writing to any such increase.

     (b) During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC's employees, and the Fund shall cause its affiliates (including, but not limited to, any Adviser) to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC's employees. To "knowingly" solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by the Fund or any of its affiliates if the PFPC employee was identified by such entity solely as a result of the PFPC employee's response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

     (c) Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

     This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Fund (or any of its Portfolios) and PFPC.

     (d) The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

     (e) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law. Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall, unless otherwise agreed in writing between the parties, be litigated in the City of Wilmington, Delaware.

     (f) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

     (g) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (h) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund's (or a Portfolio's) name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                   PFPC INC.

                                   By: /s/ Jay F. Nusblatt
                                       ----------------------------------------

                                   Name: Jay F. Nusblatt
                                         --------------------------------------

                                   Title: Senior Vice President
                                          -------------------------------------

                                   YIELDQUEST FUNDS TRUST

                                   By: /s/ David Summers
                                       ----------------------------------------

                                   Name: David Summers
                                         --------------------------------------

                                   Title: Treasurer and Chief Financial Officer
                                          -------------------------------------

                                    EXHIBIT A

THIS EXHIBIT A, dated as of July 7, 2008 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of July 7, 2008, between PFPC INC. and YIELDQUEST FUNDS TRUST.

                                   PORTFOLIOS
                                   ----------

                           YieldQuest Core Equity Fund

                        YieldQuest Total Return Bond Fund

                         YieldQuest Tax-Exempt Bond Fund

                         YieldQuest Flexible Income Fund

                        YieldQuest Low Duration Bond Fund

                  YieldQuest Low Duration Tax-Exempt Bond Fund

                                   APPENDIX A

                                   DEFINITIONS
                                   -----------

As used in this Agreement:

     (a)     "1933 Act" means the Securities Act of 1933, as amended.

     (b)     "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by its Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Fund or a Portfolio. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

     (d) "Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

     (e) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

     (f)     "SEC" means the Securities and Exchange Commission.

     (g)     "Securities Laws" means the 1933 Act, the 1934 Act and the 1940
             Act.

     (h) "Shares" means the shares of beneficial interest of any series or class of a Portfolio.

     (i) "Written Instructions" mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person) and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

                                    EXHIBIT Y

                       DATA REPOSITORY AND ANALYTICS SUITE
                       -----------------------------------

1.   PFPC SERVICES. PFPC will:
     --------------

     (a) Provide Internet access to PFPC's data repository and analytics suite at www.pfpcdatapath.com or other site operated by PFPC (the "Site") for Fund portfolio data otherwise supplied by PFPC to Fund service providers via other electronic and manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities, (ii) general ledger balances and
             (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the "Accounting Services").

     (b) Supply each of the Authorized Users, as specified on Exhibit Z, with a logon ID and Password;

     (c) Provide to Authorized Users access to the information listed in subsection (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Authorized Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PFPC will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources. In addition, costs for developing custom reports or enhancements are not included in the fees set forth below and will be billed separately.

     (d) Utilize a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

     (e) Monitor the telephone lines involved in providing the Accounting Services and inform the Fund promptly of any malfunctions or service interruptions.

2. DUTIES OF THE FUND AND THE USERS. The Fund and the Users (to the extent applicable) will:

     (a) Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

     (b) Keep logon IDs and passwords confidential and notify PFPC immediately in the event that a logon ID or password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person.

3. LIMITATIONS OF LIABILITY. The Fund acknowledges that the Internet is an "open," publicly accessible network and not under the control of any party. PFPC's provision of Accounting Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. The Fund agrees that PFPC shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Accounting Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of PFPC's Standard of Care.

4. MISCELLANEOUS. In the event of a conflict between specific terms of this Exhibit and the balance of the Agreement, this Exhibit shall control as to the Accounting Services.

                                    EXHIBIT Z

          I.       DATA REPOSITORY AND ANALYTICS SUITE AUTHORIZED USERS

The following individuals shall be Fund Authorized Users to access PFPC's data repository and analytics suite:

       NAME               COMPANY OR FUND           SIGNATURE
       ----               ---------------           ---------
___________________       __________________        __________________________

___________________       __________________        __________________________

___________________       __________________        __________________________

___________________       __________________        __________________________

___________________       __________________        __________________________

___________________       __________________        __________________________